Exhibit 99.1

Sphere 3D Corp. Provides October 2024 Update

Stamford, Connecticut--(Newsfile Corp. - November 15, 2024) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), a Bitcoin mining company focused on strategically growing its production, is providing a strategic and operational update for October 2024.

Key Highlights:

  11.7 Bitcoin mined in October 2024
  Month-end deployed hash rate was 0.8 EH/s
  Development initiated on our new 12.5 MW site with multi-year sub $0.04 power contract

Metrics	Oct. 2023	Sept. 2024	Oct. 2024
Bitcoin Mined	69.2	9.2	11.7
Bitcoin Sold	74.3	10.0	12.0
Mining Revenue	$2.0 million	$0.6 million	$0.8 million
Bitcoin Holdings	11.4	1.3	1.0
Deployed Miners	~12,450	~6,300	~6,850
Month-End Deployed Hash Rate	1.3 EH/s	0.7 EH/s	0.8 EH/s

CEO Comments

"Mining production was slightly higher in October as we brought additional newer generation Bitmain S21 machines online.  This brings our total to 875 of the 1,000 intended to be completed this quarter, with another 1,000+ anticipated in the first quarter of 2025," stated Patricia Trompeter, CEO of Sphere 3D.  Approximately 1,000 Bitmain S19 XPs representing 0.14 EH/s were received in October at our partner in Iowa.

"The recent increase in Bitcoin price has us focused on maximizing our production levels while aggressively managing operating costs," continued Trompeter. "We continue to grow our hash rate by deploying the newest, most efficient Bitcoin miners and transitioning our legacy machines into hosting sites with solid return potential.    As we continue to transition our miners out of higher cost 3rd party hosting facilities, we should be able to take advantage of our lower cost facilities, bringing down our cost to mine.  The transition to a facility with competitive power costs, strong up-time performance, and upgrading our mining fleet puts us in the best possible position for profitability and growth in 2025.  This is a dynamic market; having a debt-free balance sheet and access to this new capital could unlock significant long-term value through continued organic growth as well as acquisitions."

Strategic Update:

New Hosting Site: As announced via a news release in early September, the company is developing a 12.5 MW hosting site in Iowa with Simple Mining LLC. The site promises improved production and reduced costs for the company. The long-term contract includes an average energy rate of under $0.04/kWh beginning January 1, 2025, and expected uptime significantly better than the previous site.

Bitcoin Production: There was a slight increase in October production as we brought our fleet of newer generation Bitmain S21s online.  We removed some older generation machines which is expected to impact November and subsequently begin strengthening late December/early January.

Fleet Upgrades: In addition to energizing 875 Bitmain Antminer S21s in Iowa, we acquired 1,000 S19J XP miners at a discount and expect to energize them during the beginning of November to add 0.14 EH/s to our hash rate.

Financial Update: The company has cleared the SEC's comment phase related to not only the 10-K and 10-Qs, but also our shelf registration.  If tapped by the company, proceeds would be used to accelerate the implementation of the company's long-term growth and value-generation strategy.

Strategic Partnerships Advance: Discussions with potential merger partners are advancing as we improve our operations and intelligently increase production.

Fourth-Quarter Outlook

Production is anticipated to begin to rebound in late December/early January as we redeploy machines to lower cost facilities. The recent election seems to have not only given bitcoin a boost but also added some certainity about the future of bitcoin as rules are expected to be put in place to legitimize the digital currency.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com